MARTEK BIOSCIENCES CORPORATION
AMENDED AND RESTATED
MANAGEMENT CASH BONUS INCENTIVE PLAN
April 25, 2002

        Section 1. Purpose. The purposes of this Amended and Restated Management Cash Bonus Incentive Plan (the “Plan”) are to promote the interests of Martek Biosciences Corporation and its subsidiaries (collectively, the “Corporation”) by providing additional incentive and reward to key management employees of the Corporation who contribute materially to the success of the Corporation’s business and to aid the Corporation in attracting, retaining and motivating the management personnel required for the Corporation’s continued growth.

        Section 2. Effective Date. Subject to approval of the Board of Directors of Martek Biosciences Corporation (the “Board of Directors”), the Plan shall become effective as of April 25, 2002 for the fiscal year ended October 31, 2002 and subsequent years.

        Section 3. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee shall, subject to approval by the full Board of Directors, establish the size of the total potential bonus pool (the “Potential Bonus Pool”) and the percentage that the Potential Bonus Pool represents of the total of the salaries of eligible management employees of the Corporation (the “Potential Bonus Percentage”) for each fiscal year after Martek Biosciences Corporation’s operating budget and corporate objectives are adopted by the full Board of Directors. At the end of each fiscal year, the Compensation Committee shall, subject to approval by the full Board of Directors, establish the size of the total final bonus pool (the “Final Bonus Pool”) based upon the Compensation Committee’s review of the performance of the Corporation for the just completed fiscal year in relation to the initial budget and corporate objectives. The Compensation Committee, working with the objectives and accomplishments of the individual eligible management employees of the Corporation (the “Eligible Employees”) and recommendations from the Chief Executive Officer of Martek Biosciences Corporation (the “Chief Executive Officer”), shall then allocate the Final Bonus Pool to the Eligible Employees. The amount of any award to any employee shall, however, be in the sole discretion of the Compensation Committee, but in no case shall the bonus allocated to any one Eligible Employee exceed a percentage of that employee’s base salary (in effect on the day the Potential Bonus Percentage is determined) which is equal to the Potential Bonus Percentage.

        Section 4. Eligibility. Eligible Employees shall consist of those management employees of the Corporation recommended by the Chief Executive Officer and approved by the Compensation Committee and the full Board of Directors. The selection of any employee for participation in the Plan shall not give such participant any right to be retained in the employ of the Corporation and the right and power of the Corporation to dismiss or discharge any participant is specifically reserved. In its sole discretion, the Compensation Committee may also make an award to the surviving spouse or the estate of a deceased Eligible Employee who dies during the year for which an award is made. No such participant or any person under or through that participant shall have any right or interest, whether vested or otherwise, in the Plan or in any award hereunder until an award has actually been paid in cash to such participant.

        Section 5. Awards. Cash bonus incentive awards for any fiscal year shall be determined and paid during the first fiscal quarter of the subsequent fiscal year, or as close to such time as is practicable. All awards under this Plan shall be paid in cash. To receive an award under this Plan, an Eligible Employee must be a full-time employee of the Corporation at the time such award is actually paid unless an Eligible Employee terminated employment with the Corporation due to normal retirement, early retirement with consent of the Corporation, disability retirement or death (“Eligible Terminations”). In the case of any Eligible Termination, the Compensation Committee shall, in its sole discretion, be permitted to, but not be required to, make awards under the Plan on a pro-rata basis, based on the percentage of the fiscal year the Eligible Employee was employed by the Corporation.

        Section 6. Life Insurance and Other Employee Benefits. By acceptance of any award under the Plan, an Eligible Employee agrees that it is special incentive compensation and that it will not be taken into account in determining the amount of any life insurance coverage available to such employee under any group life insurance plan provided by the Corporation, nor shall such compensation be taken into account in the determination of any other employee benefits provided by the Corporation unless otherwise required by law.

        Section 7. Amendment, Suspension or Termination of the Plan. The Board of Directors shall have the sole right and discretion to amend, suspend or terminate the Plan.